Exhibit 99.2

Novolex Announces Early Tender Results of Cash Tender Offer for 7.950% Debentures due 2025 of Pactiv LLC

CHARLOTTE, N.C. — March 25, 2025 — Novolex Holdings, LLC (“Novolex” or the “Offeror”) announced today the early tender results of its previously announced offer to purchase for cash any and all of the $217,298,000 aggregate principal amount of outstanding 7.950% Debentures due 2025 (the “Notes”) issued by Pactiv LLC (f/k/a Tenneco Packaging Inc.) (“Pactiv LLC”), a wholly-owned subsidiary of Pactiv Evergreen Inc. (“PEI”). This offer to purchase the Notes is referred to herein as the “Tender Offer.”

The Tender Offer is being made in connection with the previously announced acquisition of PEI pursuant to the Agreement and Plan of Merger, dated December 9, 2024, by and among Alpha Lion Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Offeror (“Merger Sub”), the Offeror and PEI, which provides that Merger Sub will merge with and into PEI (the “Merger”), with PEI continuing as the surviving corporation in the Merger. The Offeror’s obligation to accept and pay for the Notes in the Tender Offer is conditioned upon (i) the closing of the Merger, (ii) the receipt of sufficient proceeds by the Offeror in the financing transactions related to the Merger to pay for the tendered Notes (the “Financing”) and (iii) the satisfaction or waiver of other customary conditions.

As previously announced, the Tender Offer is being made upon the terms and subject to conditions described in the Offer to Purchase, dated March 10, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), which sets forth a detailed description of the Tender Offer. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Tender Offer.

As of 5:00 p.m., New York City time, on March 24, 2025 (such time and date, the “Early Tender Time”), the Offeror has been advised by Global Bondholder Services Corporation, as tender and information agent for the Tender Offer, that approximately $175.8 million in aggregate principal amount, or approximately 80.9%, of the outstanding Notes had been validly tendered and not withdrawn in the Tender Offer. The withdrawal deadline relating to the Tender Offer occurred at the Early Tender Time. Notes previously tendered and not withdrawn and Notes that are tendered after the withdrawal deadline may not be withdrawn, except as required by law.

Subject to the satisfaction or waiver of the conditions to the Tender Offer, the Offeror reserves the right, in its sole discretion, to pay for the Notes that are validly tendered prior to or at the Early Tender Time and that are accepted for purchase on the date referred to as the “Early Settlement Date.” The Early Settlement Date, if applicable, will be a date on which the conditions to the Tender Offer have been satisfied or waived. We intend for the Early Settlement Date to coincide with the closing of the Merger.

The Tender Offer will expire at 5:00 p.m., New York City Time, on April 7, 2025, unless extended or earlier terminated (the “Expiration Time”).

This press release is for informational purposes only and does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase made available to holders of the Notes. None of the Offeror, PEI or Pactiv LLC or their respective affiliates or their and their respective affiliates’ respective boards of directors or managers, the dealer managers, the tender agent and information agent or the trustee with respect to the Notes is making any recommendation as to whether or not holders should tender or refrain from tendering all or any portion of their Notes in response to the Tender Offer. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes in the Tender Offer, and, if so, the principal amount of Notes to tender.

UBS Investment Bank and Wells Fargo Securities, LLC are acting as dealer managers (the “Dealer Managers”) for the Tender Offer. Global Bondholder Services Corporation is acting as the tender agent and information agent for the Tender Offer.

Requests for the Offer to Purchase may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (855) 654-2015 (for all others).

Questions or requests for assistance in relation to the Tender Offer may be directed to the Dealer Managers as follows: (1) to UBS Investment Bank at (212) 882-5723 (collect), (833) 690-0971 (toll-free) or by email to americas-lm@ubs.com and (2) to Wells Fargo Securities at (704) 410-4759 (collect), (866) 309-6316 (toll-free) or by email to liabilitymanagement@wellsfargo.com.

About Novolex

Novolex develops and manufactures diverse packaging products for multiple industries in the foodservice, delivery and carryout, food processor and industrial markets that touch nearly every aspect of daily life. The Novolex family of brands provides customers with innovative food and delivery packaging and performance solutions products for their business needs today while investing in research and development to engineer more sustainable choices for the future. With more than 10,000 employee families, Novolex operates 56 manufacturing facilities in North America and Europe, including two world-class plastic film recycling centers. To learn more about Novolex, visit www.novolex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Tender Offer, the Financing and the Merger. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside the Offeror’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Offeror expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.